Exhibit 99.1

Feb. 25, 2016	Gregory Panagos
Vice President, Investor Relations
856-566-4005
gregory.panagos@amwater.com

Maureen Duffy
Vice President, Communications
856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS 2015 FOURTH QUARTER AND YEAR-END RESULTS

•	Fourth quarter 2015 diluted earnings per share from continuing operations increased 5.8 percent to 55 cents compared to the fourth quarter 2014
•	2015 diluted earnings per share from continuing operations increased 10.5 percent to $2.64 compared to full year 2014
o	2015 adjusted diluted earnings per share from continuing operations increased 8.6 percent
•	Company affirms 2016 earnings guidance from continuing operations of $2.75 to $2.85 per diluted share

VOORHEES, N.J., Feb. 25, 2016 – American Water Works Company, Inc. (NYSE: AWK) today reported results for the quarter and year ended Dec. 31, 2015.

“This past year was one of continued strong growth for American Water and outstanding execution by our employees,” said Susan Story, president and CEO of American Water. “Our results were strong, with adjusted earnings per diluted share increasing 8.6 percent, just above the midpoint of our long-term growth outlook of seven to 10 percent. And we invested more capital in our water and wastewater systems than any year in the company’s 130-year history, all to provide safe, clean, reliable and affordable service to our customers.

“Through acquisitions and organic growth, we added and have pending nearly 42,000 customers in our regulated service areas. At the same time, we continued to make improvements in O&M efficiency, allowing us to keep our services affordable. Our Market-based businesses also grew substantially with the Keystone acquisition, the addition of Vandenberg Air Force Base to Military Services and contract growth in our Homeowner Services business,” added Story.

Consolidated Results

For the fourth quarter 2015, the company reported income from continuing operations of $99 million, or 55 cents per diluted common share (“diluted share”), compared to 52 cents per diluted share in the fourth quarter of 2014, a 5.8 percent increase. This increase was mainly driven by higher results in the Regulated business segment, as growth continues to be driven by infrastructure investment.

For the full year 2015, the company reported income from continuing operations of $476 million, or $2.64 per diluted share, a 10.5 percent increase compared to $2.39 per diluted share for 2014. Diluted earnings per share from continuing operations increased 8.6 percent over 2014, after excluding the 2014 costs related to the Freedom Industries chemical spill of four cents per share (a non-GAAP financial measure). These results reflect earnings growth across all American Water businesses, with the contribution from the Regulated businesses increasing 18 cents per share (adjusted for the Freedom Industries chemical spill), the Market-based businesses increasing 2 cents per share and the Parent company improving 1 cent per share mainly from tax benefits.

In 2015, the company made capital investments of approximately $1.4 billion, including $1.2 billion to replace and improve infrastructure for continued reliable service to customers, $64 million for regulated acquisitions and $133 million to acquire a 95 percent equity interest in Keystone

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Clearwater Solutions (“Keystone”). American Water plans to invest about $1.3 billion in 2016, with almost $1.2 billion of this total to improve water and wastewater systems.

Regulated Businesses

The Regulated businesses continued to be the largest contributor to earnings and experienced strong growth for the fourth quarter and full year.

For the fourth quarter 2015, net income from continuing operations was $97 million, compared to $93 million for the same period in 2014. The increase is primarily attributable to continued revenue growth driven by infrastructure investment. Increased revenues were partially offset by higher operations and maintenance (O&M) expense and depreciation compared to the fourth quarter 2014.

For the full year 2015, net income from continuing operations was $473 million, compared to $434 million in 2014. The increase is primarily attributable to revenue growth driven by the company’s capital investment program and lower O&M expense, offset by increased depreciation.

For the 12-month period ended Dec. 31, 2015, the adjusted O&M efficiency ratio (a non-GAAP financial measure) improved to 35.9 percent, compared to 36.7 percent for the 12-month period ended Dec. 31, 2014. By reducing O&M expense as a proportion of revenue, American Water is able to make investments in needed capital improvements without significantly impacting customer bills.

As of Dec. 31, 2015, the company was awarded approximately $67.2 million in additional annualized revenues from general rate cases, infrastructure surcharges and step increases.

American Water’s Regulated businesses completed 14 acquisitions during 2015, adding nearly 24,000 customers to its existing footprint. Also in 2015, over 9,000 customers were added in existing service areas through organic growth. At the end of 2015, the company had pending acquisition agreements that were signed and awaiting regulatory approval in several jurisdictions that, if approved and completed, will add approximately 9,000 customers to the company’s customer base.

Market-based Businesses

For the fourth quarter of 2015, the Market-based Businesses reported net income from continuing operations of $11 million compared to $11 million for the fourth quarter 2014. For the full year 2015, the Market-based Businesses reported net income from continuing operations of $42 million compared to $39 million in 2014.

For the full year 2015, operating revenues totaled $434 million. Revenues for Military Services increased $41 million due to additional construction project activities and the two new bases added in 2014. Homeowner Services’ revenues increased $15 million from geographic expansion and new contracts in New York City. Keystone also added incremental revenues of $26 million over 2014.

O&M expense increased $68 million to $358 million from 2015, compared to 2014, primarily due to incremental costs associated with construction-type activities in Military Services of $34 million (including the addition of two new contracts), contract growth in Homeowner Services of $13 million, and incremental costs from Keystone of $24 million.

American Water continued to grow its Market-based Businesses in 2015. In September, Military Services was awarded a contract to manage the water and wastewater systems at Vandenberg Air Force Base in California, with estimated revenues of $298 million over the 50-year contract period. Homeowner Services also continued to grow, with a total of approximately 1.6 million contracts and about 65,000 additional customers enrolled in its service warranty programs during 2015. Also, effective July 8, 2015, the company completed its acquisition of a 95 percent equity interest in Keystone Clearwater Solutions.

Quarterly Dividend

On Dec. 11, 2015, American Water’s board of directors declared a quarterly cash dividend payment of 34 cents per share of common stock, payable on March 1, 2016, to all shareholders of record as of Feb. 8, 2016.

2016 Earnings Guidance

American Water affirmed its 2016 earnings guidance from continuing operations to be in the range of $2.75 to $2.85 per diluted share. The company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Non-GAAP Financial Measures

This press release includes a presentation of adjusted earnings per share (EPS) from continuing operations. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted EPS from continuing operations is defined as GAAP diluted earnings per common share from continuing operations for the year ended Dec. 31, 2014, excluding the one-time impact of the Freedom Industries chemical spill in West Virginia

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in 2014. This item constitutes a “non-GAAP financial measure” under SEC rules. This non-GAAP financial measure supplements and should be read in conjunction with the company’s GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes this adjustment is useful to investors because it provides the company and its investors with an indication of American Water’s baseline performance excluding items that are not considered to be reflective of ongoing results. Management does not intend results excluding the adjustment to represent results as defined by GAAP or as an indicator of the company’s performance. The company’s definition of adjusted EPS from continuing operations may not be comparable to the same or similar measures used by other companies, and accordingly, this non-GAAP financial measure may have significant limitations on its use.

This press release also includes a presentation of adjusted O&M efficiency ratio, which excludes from its calculation estimated purchased water revenues and purchased water expenses, and the allocable portion of non-O&M support services costs, mainly depreciation and general taxes, and the impact of the Freedom Industries chemical spill, as well as the estimated impact of weather. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with GAAP. The item constitutes a “non-GAAP financial measure” under SEC rules. This non-GAAP financial measure supplements and should be read in conjunction with the company’s GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes the presentation of this measure is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to items that are not reflective of management’s ability to increase efficiency of the company’s regulated operations. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of estimated revenues and expenses related to purchased water and the allocable portion of non-O&M support services costs. The company’s definition of this metric may not be comparable to the same or similar measures used by other companies, and, accordingly, this non-GAAP financial measure may have significant limitations on its use.

Set forth at the end of this release are tables that reconcile each non-GAAP financial measure to the most directly comparable GAAP financial measure.

2015 Year-end and Fourth Quarter Earnings Conference Call

The 2015 year-end and fourth quarter earnings conference call will take place on Thursday, Feb. 25, 2016, at 9 a.m. Eastern Time. Interested parties may listen to the conference call over the Internet by logging on to the Investor Relations page of the company’s website at www.amwater.com. Presentation slides that will be used in conjunction with the earnings conference call will also be made available online at http://ir.amwater.com. The company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation Fair Disclosure.

Following the earnings conference call, an audio archive of the call will be available through March 3, 2016, by dialing 412-317-0088 for U.S. and international callers. The access code for replay is 10079115.  The online archive of the webcast will be available through March 25, 2016, by accessing the Investor Relations page of the company’s website located at www.amwater.com.

About American Water

American Water is the largest and most geographically diverse publicly traded U.S. water and wastewater utility company. Marking its 130th anniversary this year, the company employs more than 6,700 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 47 states and Ontario, Canada. More information can be found by visiting www.amwater.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release including, without limitation, 2015 earnings guidance, the outcome of pending acquisition activity, the amount of future capital investments, and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “assume,” “forecast,” “outlook,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results of levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates and other matters; changes in laws, governmental regulations and policies, including environmental, health and safety, water quality, and public utility regulations and policies; potential costs and liabilities of American Water for environmental and similar matters resulting from, among other things, the provision of water services to customers in the natural gas exploration and production market; the outcome of litigation and government action related to the Freedom Industries chemical spill in West Virginia; weather conditions, patterns or events or natural disasters, including drought or abnormally high rainfall, strong winds, coastal and intercoastal flooding, earthquakes, landslides, hurricanes and tornadoes,

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and cooler than normal temperatures; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; its ability to appropriately maintain current infrastructure, including its technology systems, and manage the expansion of its business; its ability to obtain permits and other approvals for projects; changes in its capital requirements; its ability to control operating expenses and to achieve efficiencies in its operations; the intentional or unintentional acts of a third party, including contamination of its water supplies and attacks on, or infiltration of, its computer systems or other critical infrastructure; its ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for its operations; its ability to successfully meet growth projections and capitalize on growth opportunities, including its ability to, among other things, acquire and integrate water and wastewater systems into its regulated operations and enter into contracts and other agreements with, or otherwise acquire, new customers in its Market-based Businesses, including with respect to the provision of water services to customers in the natural gas exploration and production market; cost overruns relating to improvements in or the expansion of its operations; our ability to maintain safe work sites; changes in general economic, business and financial market conditions; access to sufficient capital on satisfactory terms and when and as needed to support operations and capital expenditures; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on its current or future debt that could increase its financing costs or affect its ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase its financing costs and funding requirements; changes in Federal or state income tax laws, including tax reform, the availability of tax credits and tax abatement programs, and the ability to utilize its U.S. and state net operating loss carryforwards; migration of customers into or out of its service territories; the use by municipalities of the power of eminent domain or other authority to condemn its systems; difficulty in obtaining, or the inability to obtain, insurance at acceptable rates and on acceptable terms and conditions; its ability to retain and attract qualified employees; labor actions including work stoppages and strikes; the incurrence of impairment charges related to American Water’s goodwill or other assets; and civil disturbances, terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts.

These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above and the risk factors included in the company’s annual and quarterly SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements speak only as of the date of this press release. For further information regarding risks and uncertainties associated with American Water’s businesses, please refer to American Water’s annual and quarterly SEC filings. The company does not have any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as otherwise required by the Federal securities laws. Furthermore, it may not be possible to assess the impact of any such factor on the company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Income (Unaudited)

In millions except per share data

	Three Months Ended December 31,		For the Years Ended December 31,
	2015	2014	2015	2014

Operating revenues	$783	$731	$3,159	$3,011
Operating expenses:
Operation and maintenance	380	346	1,404	1,350
Depreciation and amortization	112	105	440	424
General taxes	59	58	243	236
(Gain) loss on asset dispositions and purchases	—	(1)	(3)	(2)
Total operating expenses, net	551	508	2,084	2,008
Operating income	232	223	1,075	1,003
Other income (expenses):
Interest, net	(79)	(75)	(308)	(299)
Other, net	5	1	15	6
Total other income (expenses)	(74)	(74)	(293)	(293)
Income before income taxes	158	149	782	710
Provision for income taxes	59	55	306	280
Income from continuing operations	99	94	476	430
Loss from discontinued operations, net of tax	—	—	—	(7)
Net income	$99	$94	$476	$423

Basic earnings per share: (a)
Income from continuing operations	$0.55	$0.52	$2.66	$2.40
Loss from discontinued operations, net of tax	$—	$—	$—	$(0.04)
Basic earnings per share	$0.55	$0.52	$2.66	$2.36
Diluted earnings per share: (a)
Income from continuing operations	$0.55	$0.52	$2.64	$2.39
Loss from discontinued operations, net of tax	$—	$—	$—	$(0.04)
Diluted earnings per share	$0.55	$0.52	$2.64	$2.35

Average common shares outstanding during the period
Basic	179	179	179	179
Diluted	180	180	180	180
Dividends declared per common share	$0.68	$0.31	$1.36	$1.24

(a) Amounts may not sum due to rounding

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American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In millions

	December 31,	December 31,
	2015	2014

Cash and cash equivalents	$45	$23
Other current assets	612	552
Total property, plant and equipment	13,933	13,029
Total regulatory and other long-term assets	2,651	2,434
Total Assets	$17,241	$16,038

Short-term debt	$628	$450
Current portion of long-term debt	54	61
Other current liabilities	851	730
Long-term debt	5,874	5,442
Total regulatory and other long-term liabilities	3,664	3,365
Contributions in aid of construction	1,121	1,075
Total stockholders' equity	5,049	4,915
Total Capitalization and Liabilities	$17,241	$16,038

American Water Works Company, Inc. and Subsidiary Companies

Adjusted Earnings Per Share from Continuing Operations (A Non-GAAP, unaudited measure)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014

Income from continuing operations per diluted common share	$0.55	$0.52	$2.64	$2.39
Add:
After-tax impact of West Virginia Freedom Industries chemical spill	—	—	—	0.04
Adjusted income from continuing operations per diluted common share	$0.55	$0.52	$2.64	$2.43

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American Water Works Company, Inc. and Subsidiary Companies

Adjusted Regulated Operations and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

In millions

	Years Ended December 31,
	2015	2014

Total operation and maintenance expenses	$1,404	$1,350
Less:
Operation and maintenance expenses—Market-Based Businesses	358	289
Operation and maintenance expenses—Other	(49)	(51)
Total regulated operation and maintenance expenses	1,095	1,112
Less:
Regulated purchased water expense	117	122
Allocation of non-operation and maintenance expenses	35	39
Impact of West Virginia Freedom Industries Chemical Spill	—	10
Estimated impact of weather (mid-point of range)	—	(2)
Adjusted regulated operation and maintenance expenses (a)	$943	$943
Total operating revenues	$3,159	$3,011
Less:
Operating revenues—Market-Based Businesses	434	355
Operating revenues—Other	(18)	(18)
Total Regulated operating revenues	2,743	2,674
Less:
Regulated purchased water expense*	117	122

Plus:
Impact of West Virginia Freedom Industries Chemical Spill	—	1
Estimated impact of weather (mid-point of range)	—	17
Adjusted regulated operating revenues (b)	$2,626	$2,570

Adjusted Regulated Operations and Maintenance Efficiency Ratio (a)/(b)	35.9%	36.7%

* Calculation assumes purchased water revenues approximate purchased water expenses.

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